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At the Company:                                  At In-Site Communications, Inc.
Ben J. Pothast                                   Lisa M. Wilson
Chief Financial Officer                          Investor Relations
(847) 279-6100                                   (212) 759-3929

FOR IMMEDIATE RELEASE

                             AKORN UPDATES STATUS OF
                              FORBEARANCE AGREEMENT

BUFFALO GROVE, IL, JULY 3, 2003 -- AKORN, INC. (AKRN) today announced that its senior lenders have indicated their intention to extend the expiration date of the Forbearance Agreement relating to Akorn's senior debt from June 30, 2003 until July 31, 2003 and to make up to an additional $1,000,000 available to Akorn under its current line of credit. The formal extension of the Forbearance Agreement and increase of the line of credit are subject to a number of conditions, including the completion of definitive documentation for the extension and increase and the absence of any additional defaults by Akorn under its senior debt agreements.

The Forbearance Agreement was originally executed in September 2002 following a default by Akorn on principal and interest payments due on August 31, 2002. The Forbearance Agreement, as amended and extended, provides that the senior lenders will forbear from exercising their remedies as a result of existing defaults by Akorn until the earlier of the expiration date and the occurrence of any additional defaults by Akorn under its senior debt agreements. The Forbearance Agreement also provides for a revolving line of credit that currently allows Akorn to borrow up to $1,750,000. The proposed amendments would extend the expiration date until July 31, 2003 and increase the maximum amount available under the line of credit from $1,750,000 to $2,750,000.

Akorn's sales levels were lower than expected in April, May and June, which resulted in reduced collections from receivables in the latter part of the second quarter and is expected to continue to negatively impact cash flow in July and August. Even if the increased availability under the line of credit is finalized, there can be no assurance that the line of credit, together with cash generated from operations, will be sufficient to meet the cash requirements for operating Akorn's business.


ABOUT AKORN, INC.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products. Additional information is available on the Company's website at www.akorn.com.

Any statements made by Akorn, Inc. ("we", "us", "our", or the "Company") in this press release that are forward looking are made pursuant to the safe harbor provisions of the private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) difficulties or delays in restructuring or refinancing the Company's senior bank debt, (ii) the ability to generate cash from operations

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sufficient to meet the Company's working capital requirements, (iii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iv) the Company's ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (v) the resolution of the FDA compliance issues at the Company's Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (vi) patent protection for the Company's intellectual property or trade secrets, and (vii) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption "Factors That May Affect Future Results" in Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.